Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-165860 on Form S-3 of our reports dated February 17, 2011, relating to the consolidated financial statements of Energy Future Holdings Corp. and subsidiaries (“EFH Corp.”) (which report expresses an unqualified opinion and includes an explanatory paragraph regarding EFH Corp.’s adoption of amended consolidation accounting standards related to variable interest entities and EFH Corp.’s adoption of amended guidance regarding transfers of financial assets effective January 1, 2010, on a prospective basis) and the effectiveness of EFH Corp.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of EFH Corp. for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

Dallas, Texas

February 17, 2011